                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
TriQuint Semiconductor, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 33-75464 and 33-02166 on Form S-8 of TriQuint Semiconductor, Inc. of our reports dated February 7, 1997 relating to the balance sheets of TriQuint Semiconductor, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders'equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of TriQuint Semiconductor, Inc.



KPMG Peat Marwick LLP

Portland, Oregon
March  31, 1997



                                      -63-